EXHIBIT 5.1

                            Thelen Reid & Priest LLP
                               40 West 57th Street
                          New York, New York 10019-4097


                                          October 26, 2001

GPU, Inc.
300 Madison Avenue
Morristown, New Jersey 07962


      Referring to the Registration Statement on Form S-8 to be filed by GPU, Inc. (the "Company") on or about the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, for the registration of 340,000 shares of common stock, par value $2.50 per share (the "Stock"), to be offered from time to time in connection with the GPU, Inc. Stock Option and Restricted Stock Plan for MYR Group Inc. Employees (the "Plan"), we are of the opinion that:

      1. The Company is a corporation validly organized and subsisting under the laws of the Commonwealth of Pennsylvania.

      2. All requisite action necessary to make any shares of authorized but unissued Stock validly issued, fully paid and non-assessable will have been taken when any shares of authorized but unissued Stock shall have been issued and delivered in accordance with the Plan.

      We are members of the New York Bar and, for purposes of this opinion, do not hold ourselves out as experts on the laws of any other state. Accordingly, in rendering this opinion, we have relied, with your consent, as to all matters governed by the laws of the Commonwealth Pennsylvania, upon an opinion of even date herewith addressed to you by Ryan, Russell, Ogden & Seltzer LLP, which is being filed as an exhibit to the Registration Statement.

      We  hereby  consent  to  the  use  of  our  name  in  the   aforementioned
Registration Statement and to the use of this opinion as an exhibit thereto.

                                          Very truly yours,


                                          Thelen Reid & Priest LLP